CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 9, 2005 and September 13, 2004, included in Amendment No. 3 to the Registration Statement on Form SB-2 and related Prospectus of AVVAA World Health Care Products, Inc. for the registration of shares of its common stock.

/s/ “Manning Elliott”

MANNING ELLIOTT

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 26, 2005